Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	January 5, 2011

AmeriGas Partners Announces Debt Tender Offer and Consent Solicitation

Valley Forge, Pa., January 5, 2011 — AmeriGas Partners, L.P. (NYSE:APU), (“AmeriGas Partners”) today announced that it is commencing an offer to purchase for cash any and all of its $415,000,000 aggregate principal amount of outstanding 7.25% Series A Senior Notes due 2015 and its 7.25% Series B Senior Notes due 2015 (collectively, the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated January 5, 2011. AmeriGas Partners also is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain other provisions.

The Notes and other information relative to the tender offers and consent solicitations are set forth in the table below.

	Outstanding
	Principal				Consent
				Tender Offer		Total
CUSIP/ISIN	Amount[1]	Security	Consent Date	Consideration[2]	Payment[3]	Consideration[2]
144A Tranche:	$1,100,000	7.25% Series A	by 5:00 p.m.,	$1,009.50	$30.00	$1,039.50
030981AC8/		Senior Notes due	New York City time,
US030981AC89		2015	January 19, 2011
Reg S Tranche:
/USU03030AA82
030981AD6/ US030981AD62	$413,900,000	7.25% Series B Senior Notes due 2015	by 5:00 p.m., New York City time, January 19, 2011	$1,009.50	$30.00	$1,039.50
1. As of January 4, 2011 2. For each $1,000 principal amount of Notes, excluding accrued but unpaid interest thereon, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable 3. For each $1,000 principal amount of Notes tendered prior to the Consent Date (as defined below)

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AmeriGas Partners Announces Debt Tender Offer and Consent Solicitation Page 2

The tender offer will expire at 11:59 p.m., New York City time on February 2, 2011, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders of the Notes who validly tender their Notes pursuant to the offer and validly deliver their consents pursuant to the solicitation by 5:00 p.m., New York City time, January 19, 2011, unless extended, (such date and time, as the same may be extended, the “Consent Date”), and do not validly withdraw their Notes or revoke their consents by such date, will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to $1,039.50 (the “Total Consideration”), which includes a consent payment of $30.00 per $1,000 principal amount of Notes accepted for purchase (the “Consent Payment”). Holders may not withdraw tendered Notes after 5:00 p.m., New York City time, on January 19, 2011 (the “Withdrawal Date”).

Holders who validly tender and do not validly withdraw their Notes and related consents and do not validly revoke on or prior to the Consent Date will be paid, for each $1,000 principal amount of the Notes accepted for purchase, the Total Consideration. The date of such acceptance and the date of such payment (the “Initial Payment Date”) are currently expected to be January 20, 2011. Holders who validly tender their Notes after the Consent Date but prior to the Expiration Date will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to the Total Consideration minus the Consent Payment, or $1,009.50. The date of such acceptance and the date of such payment (the “Final Payment Date”) are currently expected to be February 3, 2011. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering Notes. In addition, accrued and unpaid interest will be paid on the tendered Notes accepted for purchase up to, but not including, the Initial Payment Date or the Final Payment Date.

AmeriGas Partners will not be required to purchase any of the Notes tendered nor pay any Consent Payments unless certain conditions have been satisfied, including the valid tender of a majority in aggregate principal amount of the Notes outstanding prior to the Consent Date, the valid delivery of the accompanying consents, the execution and delivery of a supplemental indenture and the receipt of the net proceeds of a public offering of debt securities in an amount sufficient to pay the aggregate consideration payable pursuant to the offer.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any Notes. Any offer to purchase the Notes or solicitation of consents will be made by means of an offer to purchase and consent solicitation statement and related consent and letter of transmittal. No offer, solicitation or purchase will be made in any jurisdiction in which such an offer, solicitation or purchase would be unlawful.

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AmeriGas Partners Announces Debt Tender Offer and Consent Solicitation Page 3

In connection with the tender offer and consent solicitation the Partnership has retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) as the coordinating dealer manager and solicitation agent and J.P. Morgan Securities LLC, RBS Securities Inc. and Wells Fargo Securities, LLC as co-dealer managers and solicitation agents. Questions regarding the tender offer and consent solicitation should be directed to Credit Suisse at 800-820-1653 (toll free) or 212-538-2147. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 800-848-2998 (toll free) or 212-493-6996.

About AmeriGas Partners, L.P.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 distribution locations.

AP-15 * * * 01/05/11